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                                                                   Exhibit 10.17

                        EQUIPMENT ACQUISITION AGREEMENT

     This Equipment Acquisition Agreement ("Acquisition Agreement"), is made at Boston, Massachusetts, dated June 1, 1998 by and between, BancBoston Leasing Inc., a Massachusetts Corporation, with its principal place of business at 100 Federal Street, Boston, Massachusetts 02110 (the "Lessor") and Integrated Information Systems, Inc. an Arizona Corporation, with its principal place of business at 1560 West Fountainhead Parkway, Suite 200, Tempe, Arizona 85282 (the "Lessee").

     1. Premise. The Lessee desires to have the Lessor acquire title to certain items of new tangible personal property ("Equipment") specified on Exhibit A hereto, which is incorporated herein. The Equipment is to be acquired from the various Suppliers (the "Suppliers") for various purchase prices which are not to exceed Four Hundred Thousand and 00/100 US Dollars ($400,000.00) (the "Maximum Contract Prices"). In connection with such acquisition, the Lessee also desires to have Lessor advance certain sums to such Suppliers in accordance with the provisions of this Acquisition Agreement. Upon acquisition of such Equipment, Lessee shall lease such Equipment from Lessor pursuant to Master Lease Finance Agreement (the "Lease Agreement"), by and between the Lessor and the Lessee dated as of February 20, 1998.


     2. Purchase Contract Assignment. The Lessee has entered into one or more contracts (hereinafter "Contracts") with the Suppliers. Copies of the Contracts are attached and identified as Exhibit A. Among other things, the Contracts provide for the purchase by Lessee of Equipment described in Exhibit A. Lessee desires to assign to the Lessor, under the terms and conditions of this Acquisition Agreement, all of its rights, title, interest and claims in and to the Contracts and the Equipment subject thereto. Accordingly, Lessee hereby ASSIGNS, TRANSFERS, AND SETS OVER to Lessor all Lessee's rights, claims, interests and benefits under the Contracts including, but not limited to: (i) the right to purchase the Equipment for the applicable purchase prices not to exceed the Maximum Contract Prices set forth, on Attachment A and (ii) the benefits of any and all agreement, representations, warranties (to the full extent permitted by the terms of such warranties and by applicable law) and indemnities set forth in the Contracts with respect to the Equipment and the purchase thereof.

     Notwithstanding this assignment, Lessee does not delegate or assign to the Lessor, and the Lessor does not hereby accept or assume, any of the duties, liabilities or obligations of Lessee arising under or in connection with the Contracts, and the Lessor shall not be liable or responsible in any way for the performance by Lessee of any of the covenants, terms or provisions of such Contracts.

     3. Representations, Warranties and Agreements. Lessee hereby represents and warrants to Lessor and covenants and agrees with Lessor as follows:

     (a) The copies of the Contracts attached hereto are true and complete copies of the Contracts, including any and all riders, schedules, certificates, attachments, amendments and other supplements and modifications to Contracts;

     (b) The Contracts (1) have been duly authorized, executed and delivered by duly authorized officers or agents of each party thereto; (2) are in full force and effect and constitute valid, lawful and binding obligations of each of the parties thereto; (3) are enforceable in accordance with their terms against each of the parties thereto except as enforceability may be limited by applicable bankruptcy, reorganization, moratorium or other similar laws and, with respect to the Contracts, neither party is in default, or will be in default with the mere passage of time or the giving of notice;

     (c) The terms and conditions of the Contracts, including price and payment terms, were bargained for at arm's length between Lessee and Supplier;

     (d) All interests, rights and claims purported to be assigned to, or vested in, the Lessor by this Acquisition Agreement are hereby validly, effectively and lawfully assigned to and vested in the Lessor, free and clear of all liens, charges, claims and encumbrances whatsoever other than the purchase money security interests of the Suppliers which shall be extinguished automatically upon payment of the full purchase prices;
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     (e) The Lessee has obtained, or has caused to be obtained, any and all valid and legally binding consents or approvals from the Suppliers or any third person necessary to effectuate the provisions of this Acquisition Agreement;

     (f) Lessee agrees to give, if necessary, proper, prompt and timely notice of the assignments effected hereby to the Suppliers or any third person to which such notice may be required;

     (g) Lessee shall maintain the Contracts or cause the Contracts to be maintained in full force and effect and shall fully perform or cause to be fully performed all of Lessee's obligations and duties under the Contracts except for those expressly assigned to Lessor hereunder, and

     (h) Lessee will cause the benefits of all warranties, indemnities and similar rights and protections associated with the Equipment to be available directly to Lessor, and will insure that the same may be assigned by the Lessor at any time or from time to time, in whole or in part, to the Lessee to the full extent permitted by the terms of such warranties and by applicable law.

     4. Progress Payments. Subject to the conditions set forth in this Acquisition Agreement, Lessor agrees to make progress payments ("Progress Payments"), including deposits and other advance payments, but excluding final payments, for Equipment, which payments are required to be made pursuant to the contracts, in the amounts and at the times stated therein, provided that, Lessor has been invoiced by the Supplier for such Progress Payments and the Lessee has authorized Lessor to make such payments. The cumulative total of Progress Payments made under this Acquisition Agreement with respect to any Contract shall not exceed ninety-five percent (95%) of the Maximum Contract Price. Notwithstanding the foregoing, the Lessor shall have no obligation to make Progress Payments if the relevant Supplier has sought or has been placed under the protection of the insolvency or bankruptcy laws of any state or of the United States.

     5. Final Payments. Lessor further agrees with Lessee that, after receiving the written approval of Lessee to make final payments ("Final Payments") for the Equipment, Lessor will make such Final Payments, provided that, prior to the time of such payment, (i) Lessor has received from Lessee written approval,
(ii) the Lessee has accepted the Equipment pursuant to the terms and conditions of the Lease Agreement and (iii) Lessor has received from the Supplier an invoice for Final Payment which is marked as such. Notwithstanding the foregoing, the Lessor shall have no obligation to make Final Payments if the relevant Supplier has sought or has been placed under the protection of the insolvency or bankruptcy laws of any state or of the United States.

     6. Agreement to Lease. Lessee unconditionally agrees to lease from Lessor all Equipment as to which Progress Payments and Final Payments are made by Lessor under this Acquisition Agreement. Lessee shall evidence its acceptance of such item of Equipment by signing and delivering to Lessor an Equipment Schedule and Certificate of Acceptance pursuant to the terms and conditions of the Lease Agreement.

     7. Insurance. Lessee hereby agrees with Lessor that, commencing on the date of execution of this Acquisition Agreement, Lessee will, at its own expense, maintain insurance with respect to all Equipment in such amounts as may be requested by Lessor and covering the Equipment with customary forms of fire and extended coverage insurance and comprehensive general liability insurance including public and product liabilities. Such insurance shall be subject to the approval of the Lessor which approval shall not be unreasonably withheld. Without limitation of the foregoing, Lessor may require that all such insurance policies name Lessor as additional insured and as loss payee. All policies shall provide for a twenty-day minimum notice to Lessor of changes to the terms of the policy or the cancellation thereof. Upon written request of Lessor, Lessee shall furnish evidence satisfactory to Lessor of compliance by Lessee with the provisions of this Section. Lessor shall not be under any duty to examine any evidence of insurance furnished hereunder, or to ascertain the existence of any policy or coverage, or to advise Lessee of any failure of compliance with the provisions of this Section.

     8. Indemnification. Lessee hereby agrees with Lessor that, whether or not the Equipment is leased pursuant to the Lease Agreement, the Lessee shall indemnify and hold Lessor harmless against all liabilities, losses, damages and expenses arising out of or in connection with the contracts or this Acquisition Agreement, including, without limitation, the following:
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     (a)  all claims, costs, expenses, damages, losses and liabilities arising or accruing in connection with the ordering, selection, manufacture, purchase, delivery, acceptance, ownership, assembly, installation or return of all or any part of the Equipment; and

     (b) all claims or any Supplier of any Equipment arising out of or directly or indirectly relating to any invoice or Contract.

     The agreements and indemnities contained in this Section shall survive the expiration or earlier termination of this Acquisition Agreement and shall be in addition to, and not in lieu of the agreements and indemnities set forth in the Lease Agreement; provided however that Lessor shall have no independent right of action against Lessee other than hereunder or under or in connection with the Lease Agreement with respect to any breach by Lessee or its representations and warranties hereunder.

     9.   Interest Charges.   Lessee hereby agrees to pay to Lessor interest
charges ("Interest Charges") equal to Base plus 2% ("Base Rate"), as announced from time to time by BankBoston, N.A. as its Base Rate, multiplied by the outstanding amounts paid by Lessor as Progress Payments. Interest charges (i) shall accrue from the date any Progress Payment is made until the date the Equipment is accepted by Lessee under the Lease Agreement, (ii) shall be computed on the basis on a 365-day year for the actual number of days elapsed, and (iii) shall be calculated with respect to the total amount of Progress Payments then outstanding. The interest component of the Interest Charge shall be determined monthly in accordance with Base Rate in effect at the close of business on the last business day of each calendar month. The interest component for the Interest Charge accruing during the month in which the Lease Agreement commences with respect to the Equipment ("Commencement Date") shall be determined in accordance with the Base Rate in effect on the Commencement Date. Interest Charges shall be payable by Lessee monthly and on the Commencement Date. Interest Charges will be invoiced by Lessor and will be due and payable by Lessee within ten (10) business days of the date of such invoice.

     10.  Failure to Lease.   If for any reason whatsoever, including, without
limitation, (i) the occurrence of an Event of Default under the Lease Agreement or this Acquisition Agreement, (ii) the refusal of the Lessee to timely accept the Equipment under the Lease Agreement, (iii) the failure of the Suppliers to complete delivery, (iv) the failure of Lessee or of any third-party contractors to complete installation, (v) the failure of Lessee to meet any one of the conditions precedent specified in the Lease Agreement to the satisfaction of Lessor, or (vi) the Equipment or any portion thereof is not leased by Lessee under the Lease Agreement, then, in such event, Lessee hereby agrees to pay Lessor immediately on demand an amount equal to (a) the total of all Progress Payments paid by Lessor to the Suppliers for such Equipment, plus (b) the full amount of Interim Interest accrued with respect thereto, less (c) any commitment fee actually paid by Lessee to Lessor. After such amount has been received by Lessor, Lessor will assign to Lessee all of Lessor's right, title and interest in and to such Equipment and the Contracts (including without limitation, the benefits of all warranties, indemnities and similar rights and protections assigned to Lessor by Lessee hereunder) on a "AS IS/WHERE IS" basis without representation or warranty of any kind whatsoever except that the equipment shall be free and clear of any lien, claim or encumbrance arising by or through Lessor. Lessee shall thereupon and, in writing, release Lessor of any and all liability under this Acquisition Agreement, the Contracts and any invoices issued by Suppliers with respect thereto and shall acknowledge its duty to perform all of the obligations arising out of the Contracts and any invoices in connection therewith.

     11.  Assignment.    This Acquisition Agreement, and the obligations of
Lessee hereunder, may not be assigned by Lessee without the prior written consent of Lessor, which consent shall not be unreasonably withheld. Any attempted assignment without such consent shall be void.

     12.  Entire Agreement.   This Acquisition Agreement, including amendments,
schedules, and any other addendum hereto, constitutes the entire understanding and agreement of the parties hereto. It may not be altered, modified, terminated or discharged except by a writing signed by the party against whom such alteration, modification, termination, or discharge is sought.
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     13.  No Waiver.     No omission or delay by Lessor in enforcing any of its
right or remedy shall be a waiver of any such right or remedy nor shall it in any way affect the right of Lessor to enforce such provisions thereafter.

     14.  Applicable Law.     This Acquisition Agreement shall be governed and
construed for all purposes in accordance with the laws of The Commonwealth of Massachusetts.

     15. Severability. No provision of this Acquisition Agreement which may be deemed unenforceable shall in any way invalidate any other provision of this Acquisition Agreement.

     16. Headings. Section headings contained in this Acquisition Agreement are inserted for ease of reference only and shall not limit or otherwise affect the meaning of the terms of this Acquisition Agreement.

     IN WITNESS WHEREOF, Lessor and Lessee have each caused this Acquisition Agreement to be executed by their respective officers, hereunto duly authorized as of the day and year first above written.


BancBoston Leasing Inc.                     Integrated Information Systems, Inc.

By: /s/ Illegible                           By: /s/ David Wirthlin
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Title:                                      Title: CFO
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Equipment Acquisition Agreement 1